EXHIBIT (A)(1)

                          CHANGE OF CONTROL NOTICE AND
                           OFFER TO PURCHASE FOR CASH
                         ANY AND ALL OF THE OUTSTANDING
               ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2009
                                       OF
                                USF&G CORPORATION
                                       BY
                                USF&G CORPORATION
               AT $620.70 PER $1,000 PRINCIPAL AMOUNT AT MATURITY


     SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE,
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 15, 1998, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

       USF&G Corporation ("USF&G"), a wholly owned subsidiary of The St. Paul Companies, Inc. ("St. Paul"), hereby offers (the "Offer") to purchase for cash at the Repurchase Price (as defined herein), upon the terms and subject to the conditions set forth in this Change of Control Notice and Offer to Purchase (this "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), any and all of the outstanding Zero Coupon Convertible Subordinated Notes due 2009 of USF&G (the "Notes"). The "Repurchase Price" of $620.70 is the Issue Price ($512.98 per $1,000 principal amount at maturity) plus Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of the Note) accrued (at 4.5% per annum, on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months, from the Issue Date (March 3, 1994) of the Notes) through June 15, 1998, the date that is 35 Business Days after the occurrence of the Change of Control.

       The Offer is being made pursuant to the terms of the Indenture, dated as of January 28, 1994, as amended by a First Supplemental Indenture, dated as of April 24, 1998 (as so amended, the "Indenture"), among USF&G, St. Paul and The Chase Manhattan Bank, as successor to Chemical Bank, as Trustee (the "Trustee"), and the Notes which provide that, following a Change of Control (as defined therein), each holder of Notes will have the right, at such holder's option, to require USF&G to repurchase all or a portion of such holder's Notes at the Repurchase Price (a "Change of Control Right"). A Change of Control occurred on April 24, 1998, as a result of the consummation of the merger of SP Merger Corporation, a wholly owned subsidiary of St. Paul ("Sub"), with and into USF&G, with USF&G continuing as the surviving corporation and becoming a wholly owned subsidiary of St. Paul (the "Merger").

       As of May 14, 1998, there was $175,233,000 aggregate principal amount at maturity of Notes outstanding. Prior to the consummation of the Merger, the Notes were convertible into shares of Common Stock, par value $2.50 per share, of USF&G ("USF&G Common Stock") at a conversion rate of 29.499 shares of USF&G Common Stock per $1,000 principal amount at maturity of Notes. Upon consummation of the Merger, pursuant to adjustment mechanisms contained in the Indenture, the Notes became, and are currently, convertible into shares of Common Stock, no par value, of St. Paul ("St. Paul Common Stock") at, after giving effect to the two-for-one stock split declared by the Board of Directors of St. Paul on shares of St. Paul Common Stock held of record as of May 6, 1998 (the "Stock Split"), a conversion rate of 16.6434 shares of St. Paul Common Stock per $1,000 principal amount at maturity. In connection with the Merger, St. Paul agreed to be jointly and severally liable with USF&G for the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes when due and all other monetary obligations under the terms of the Notes and the Indenture.

                 The date of this Change of Control Notice and Offer to Purchase is May 15, 1998.

       There is no established trading market for the Notes. On May 14, 1998, the closing price per share of St. Paul Common Stock, as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape, was $44. A holder may convert Notes into shares of St. Paul Common Stock until, but not after, such
Note is properly tendered to The Chase Manhattan Bank, as Depositary (the "Depositary"), unless the tender of such Note is properly withdrawn, there is a default in payment of the Repurchase Price or the Offer is terminated without the purchase of Notes. Any Notes which remain outstanding after consummation of the Offer will continue to be obligations of USF&G (and, to the extent provided in the Indenture, St. Paul) and will continue to be convertible at the option of the holder thereof into shares of St. Paul Common Stock.

       Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In the event of a termination of the Offer, Notes tendered pursuant to the Offer will be promptly returned to the tendering holders.

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, USF&G will, promptly after the Expiration Date, purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer, such payment to be made by the deposit of immediately available funds by USF&G with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from USF&G and transmitting such payment to tendering holders.

       No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information.

       NEITHER USF&G NOR ST. PAUL MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD EXERCISE THEIR CHANGE OF CONTROL RIGHT AND TENDER NOTES PURSUANT TO THE OFFER AND NEITHER USF&G NOR ST. PAUL IS, OR HAS AUTHORIZED ANY OTHER PERSON TO, SOLICIT TENDERS OF NOTES IN CONNECTION WITH THE OFFER (OTHER THAN BY MEANS OF THE NOTICES REQUIRED BY THE NOTES). BASED ON THE CONVERSION RATE OF
16.6434 SHARES OF ST. PAUL COMMON STOCK PER $1,000 PRINCIPAL AMOUNT AT MATURITY OF NOTES AND THE CLOSING PRICE OF ST. PAUL COMMON STOCK ON THE NYSE COMPOSITE TAPE ON MAY 14, 1998 OF $44, EACH $1,000 PRINCIPAL AMOUNT AT MATURITY OF NOTES MAY CURRENTLY BE CONVERTED INTO ST. PAUL COMMON STOCK WORTH APPROXIMATELY $732.31. BASED ON THE FOREGOING, THE PRICE BEING OFFERED BY USF&G PER $1,000 PRINCIPAL AMOUNT AT MATURITY OF NOTES (IN ACCORDANCE WITH THE TERMS OF THE NOTES AND THE INDENTURE) IS CURRENTLY LESS THAN THE CURRENT MARKET VALUE OF THE SHARES OF ST. PAUL COMMON STOCK ISSUABLE UPON THE CONVERSION OF SUCH NOTES. THERE CAN BE NO ASSURANCE AS TO THE PRICE AT WHICH ST. PAUL COMMON STOCK MAY NOW OR IN THE FUTURE TRADE OR BE SOLD. HOLDERS OF NOTES CONTEMPLATING ACCEPTING THE OFFER ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE ACCEPTING THE OFFER.

       Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Depositary at one of its telephone numbers set forth on the last page of this Offer to Purchase. Any beneficial owner owning interests in Notes may contact such beneficial owner's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                              AVAILABLE INFORMATION

       St. Paul is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Prior to May 8, 1998, USF&G was subject to the informational requirements of the Exchange Act and, in accordance therewith, filed reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning USF&G and St. Paul can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that have filed electronically with the Commission, including USF&G and St. Paul. There is no established trading market for the Notes. The St. Paul Common Stock is listed and traded on the NYSE and such reports, proxy statements and other information concerning St. Paul may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

       This Offer to Purchase constitutes a part of an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission by USF&G and St. Paul pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated in this Offer to Purchase by reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, which have been filed by USF&G (File No. 1-8233) with the Commission under the Exchange Act, are incorporated herein by reference:

       (a) USF&G's Annual Report on Form 10-K for the year ended December 31, 1997.

       (b) USF&G's Current Reports on Form 8-K dated January 19, 1998, January 22, 1998 and February 26, 1998.

       (c) USF&G's Proxy Statement relating to the Merger dated January 27, 1998 and mailed to its shareholders on January 28, 1998.

       The following documents, which have been filed by St. Paul (File No. 0-3021) with the Commission under the Exchange Act, are incorporated herein by reference:

       (a) St. Paul's Annual Report on Form 10-K for the year ended December 31, 1997.

       (b) St. Paul's Quarterly Report of Form 10-Q for the quarterly period ended March 31, 1998.

       (c) St. Paul's Current Reports on Form 8-K dated April 24, 1998, April 27, 1998, May 5, 1998 and May 14, 1998.

       (d) St. Paul's Proxy Statement/Prospectus relating to the Merger dated January 27, 1998 and mailed to its stockholders on January 28, 1998.

       (e) St. Paul's Proxy Statement relating to its Annual Meeting of Stockholders on May 5, 1998 dated March 19, 1998.

       All documents filed with the Commission by St. Paul pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date hereof shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

       Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

       THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS OFFER TO PURCHASE HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE ST. PAUL COMPANIES, INC., 385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102, ATTENTION: CORPORATE SECRETARY,
TELEPHONE: (612) 310-7911.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       Certain matters discussed in this Offer to Purchase (and in the documents incorporated by reference) contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of that safe harbor, St. Paul and USF&G note that a variety of factors could cause the actual results of the combined company following the Merger to differ materially from the anticipated results expressed in such forward-looking statements. The following discussion is intended to identify certain factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements contained in this Offer to Purchase (and in the documents incorporated by reference).

       Forward-looking statements are statements that include the words "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. Holders of Notes should note that many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference herein, could cause the actual results of the combined company following the Merger to differ materially from the anticipated results set forth or contemplated in such forward-looking statements. You are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of St. Paul and USF&G to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect St. Paul's, USF&G's or the combined company's operations, markets, products, services and prices. Such factors include, among others, the following: general economic and business conditions, including changes in interest rates, rates of inflation and the performance of financial markets; changes in domestic and foreign laws, regulations and taxes; social conditions; judicial decisions and rulings; integration of the operations of St. Paul and USF&G, including the failure to realize synergies from the Merger; regulatory conditions to the Merger; the loss of any significant customers; insurance claims based on natural disasters; the frequency and severity of catastrophic events; a change in the demand for, pricing of, or supply of reinsurance or insurance; losses due to foreign currency exchange rate fluctuations; and changes in business strategy or development plans.

                                TABLE OF CONTENTS

                                                                          PAGE
AVAILABLE INFORMATION........................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS..............................4
THE OFFER....................................................................6
       GENERAL...............................................................6
       PURPOSE AND EFFECTS OF THE OFFER......................................6
       EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION..................7
       ACCEPTANCE FOR PAYMENT................................................8
PROCEDURES FOR TENDERING NOTES...............................................8
       TENDERING NOTES.......................................................8
       GUARANTEED DELIVERY PROCEDURES.......................................11
       WITHDRAWAL RIGHTS....................................................12
CERTAIN INFORMATION CONCERNING USF&G AND ST. PAUL...........................13
       USF&G................................................................13
       ST. PAUL.............................................................13
RECENT DEVELOPMENTS.........................................................13
       THE MERGER...........................................................13
       THE STOCK SPLIT......................................................13
ADJUSTMENT TO CONVERSION PRICE; JOINT AND SEVERAL OBLIGATION................14
SOURCES AND AMOUNT OF FUNDS.................................................14
MARKET PRICE INFORMATION....................................................15
       THE NOTES............................................................15
       ST. PAUL COMMON STOCK................................................15
SELECTED UNAUDITED HISTORICAL AND PRO FORM COMBINED FINANCIAL DATA..........16
       ST. PAUL.............................................................16
       USF&G................................................................17
       ST. PAUL AND USF&G ..................................................18
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................................20
       SALE OF NOTES PURSUANT TO THE OFFER..................................20
       RETENTION OF NOTES...................................................20
THE DEPOSITARY..............................................................21
MISCELLANEOUS...............................................................21

                                    THE OFFER

GENERAL

       USF&G hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase for cash at the Repurchase Price any and all Notes that are properly tendered (and not properly withdrawn) prior to the Expiration Date pursuant to the terms and conditions set forth herein. USF&G will accept only tenders of Notes or a portion thereof which are in an amount equal to $1,000 principal amount at maturity of Notes or integral multiples thereof. Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering holders.

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, USF&G will, promptly after the Expiration Date, purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer. Such payment will be made by the deposit of immediately available funds by USF&G with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from USF&G and transmitting such payment to tendering holders. Subject to the requirements of the Indenture and the Notes, USF&G expressly reserves the right, in its sole discretion and subject to Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law.

       If less than all the principal amount of Notes held by a holder is tendered and accepted pursuant to the Offer, USF&G shall issue, and the Trustee shall authenticate and deliver to or on the order of the holder thereof, at the expense of USF&G, new Notes of authorized denominations, in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

       A Note may be converted into shares of St. Paul Common Stock until, but not after, such Note is properly tendered to the Depositary unless the tender of such Note is properly withdrawn, there is a default in payment of the Repurchase Price or the Offer is terminated without the purchase of Notes.

       After the Expiration Date, USF&G may purchase additional Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise, subject to compliance with applicable law. Any future purchases may be on the same terms or on terms that may be more or less favorable to Holders than the terms of the Offer. Any future purchases will depend on various factors at that time.

PURPOSE AND EFFECTS OF THE OFFER

       The Offer is being made pursuant to the Indenture, which provides that, upon the occurrence of a Change of Control (as defined below), each holder of Notes will have the right, at such holder's option, to require USF&G to repurchase all or a portion of such holder's Notes, in denominations of $1,000 principal amount at maturity or integral multiples thereof, at a purchase price equal to the Issue Price ($512.98 per $1,000 principal amount at maturity) plus Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of the Note) accrued (at 4.5% per annum, on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months, from the Issue Date (March 3, 1994) of the Notes) through June 15, 1998, the date that is 35 Business Days after the occurrence of the Change of Control. A "Change of Control" is deemed to have occurred under the Notes at such time as either of the following events shall occur:

             (i) There shall be consummated any consolidation or merger of or statutory share exchange involving USF&G in which USF&G is not the continuing, surviving or successor corporation or pursuant to which USF&G Common Stock would be converted into cash, securities or other property, other than a consolidation or merger of or statutory share exchange involving USF&G in which the holders of the

       USF&G Common Stock immediately prior to the consolidation, merger or share exchange have, directly or indirectly, at least a majority of the common equity of the continuing, surviving or successor corporation immediately after such consolidation, merger or share exchange; or

             (ii) There is a report filed on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that any Person (for the purposes of this subparagraph 6.2 only, as the term "Person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the voting power of the USF&G Common Stock then outstanding; provided, however, that a Person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates (as such terms are defined in the Notes) until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership
       (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

Notwithstanding the foregoing, under the Notes, a Change in Control is not be deemed to have occurred by virtue of USF&G, any Subsidiary (as defined in the Notes), any employee stock ownership plan or any other employee benefit plan of the USF&G or any Subsidiary, or any Person holding USF&G Common Stock for or pursuant to the terms of any such employee stock ownership or benefit plan, filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares of USF&G Common Stock, whether in excess of 50% or otherwise.

       A "Change of Control" occurred on April 24, 1998 as a result of the consummation of the Merger, pursuant to which Sub was merged with and into USF&G, with USF&G continuing as the surviving corporation and becoming a wholly owned subsidiary of St. Paul. This Offer to Purchase serves as the "Change of Control Notice" required by the Notes.

       The Notes purchased pursuant to the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. Any Notes which remain outstanding after consummation of the Offer will continue to be obligations of USF&G (and, to the extent provided in the Indenture, of St. Paul) and will continue to be convertible at the option of the holder thereof into shares of St. Paul Common Stock. The Indenture does not contain any limitations on the ability of USF&G to incur additional indebtedness.

       Holders of Notes that are not tendered pursuant to the Offer will not have the right after the Expiration Date to exercise their Change of Control Rights in respect of such Notes arising in respect of the Merger. Depending upon, among other things, the amount of Notes outstanding after the consummation of the Offer, the liquidity of untendered Notes may be adversely affected by the Offer. If there is a market for such Notes following the Offer, such Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for securities with similar credit features, the performance of St. Paul and other factors. Accordingly, there is no assurance that an active market in such Notes following consummation of the Offer will exist and no assurance as to the prices at which such Notes may trade or be sold.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

       The Offer will expire on the Expiration Date, unless extended pursuant to the procedures set forth herein. Subject to the requirements of the Notes and the Indenture, USF&G expressly reserves the right to extend the Offer by giving oral or written notice of such extension to the Depositary. During any extension of the Offer, all Notes previously tendered pursuant to the Offer (and not properly withdrawn) will remain subject to the Offer and may be accepted for payment by USF&G, subject to the withdrawal rights of Holders.

       USF&G also expressly reserves the right, subject to the requirements of the Indenture, the Notes and Rule 13e-4(f)(5) under the Exchange Act and other applicable law: (i) to delay acceptance for payment of or payment for any Notes tendered pursuant to the Offer; and (ii) at any time, or from time to time, to amend the terms of the Offer in any respect.

       Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which USF&G may choose to make a public announcement of any extension, termination or amendment of the Offer, USF&G shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case USF&G shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

ACCEPTANCE FOR PAYMENT

       Upon the terms and subject to the conditions to the Offer (including if the Offer is extended or amended, the terms of such extension or amendment) and applicable law, USF&G will, promptly after the Expiration Date, purchase, by accepting for payment, and will pay for all Notes properly tendered (and not properly withdrawn) pursuant to the Offer. In all cases, payment by the Depositary to tendering holders will be made only after timely receipt by the Depositary of the documentation described under "Procedures for Tendering and Withdrawing Notes--Tendering Notes."

       For purposes of the Offer, USF&G shall be deemed to have accepted for payment (and thereby to have purchased) tendered Notes as, if and when USF&G gives oral or written notice to the Depositary of USF&G's acceptance of such Notes for payment. Subject to the terms and conditions of the Offer, payment for Notes so accepted will be made by deposit of the consideration therefor with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from USF&G and transmitting payment to such tendering holders.

                         PROCEDURES FOR TENDERING NOTES

TENDERING NOTES

       The tender of Notes pursuant to any of the procedures set forth in this Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering holder and USF&G upon the terms and subject to the conditions of the Offer. The tender of Notes will constitute an agreement to deliver good and marketable title to all tendered Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

       EXCEPT AS PROVIDED IN "--GUARANTEED DELIVERY PROCEDURES", UNLESS THE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), USF&G MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

       Only record holders of Notes are authorized to exercise a Change of Control Right and tender their Notes pursuant to the Offer. Accordingly, to properly exercise a Change of Control Right and tender Notes or cause Notes to be tendered, the following procedures must be followed:

       Notes held through DTC. Each beneficial owner of Notes held through a participant (a "DTC Participant") of the Depository Trust Company ("DTC") (i.e., a custodian bank, depositary, broker, trust company or other nominee) must instruct such DTC Participant to cause its Notes to be tendered in accordance with the procedures set forth in this Offer to Purchase.

       To effectively tender Notes that are held through DTC, DTC Participants should transmit their acceptance through the Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No Letters of Transmittal will be required to tender notes through ATOP.

       The depositary will establish an account with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the last page of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

       The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states (i) that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message, (ii) the principal amount of Notes which have been tendered by such participant pursuant to the Offer,
(iii) that such participant has received this Offer to Purchase and the Letter of Transmittal and agrees to be bound by the terms of this Offer to Purchase and the Letter of Transmittal, and (iv) that the Company may enforce such agreement against such participant.

       Notes held by Record Holders. Each record holder must complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Notes, to the Depositary at its address set forth on the last page of this Offer to Purchase, or the Holder must comply with the guaranteed delivery procedures set forth in this Offer to Purchase.

       All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to USF&G of the authority of such person so to act must be submitted.

       No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, each tendering holder waives any right to receive any notice of the acceptance for purchase of its Notes.

       Lost or Missing Certificates. If a record holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Trustee about procedures for obtaining replacement certificates representing such Notes, arranging for indemnification or about any other matter which requires handling by such Trustee.

       Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of Federal income tax law, unless a tendering holder, or his or her assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 5 of the Letter of Transmittal or is otherwise exempt, the aggregate purchase price may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 5 of the Letter of Transmittal.

       Effect of Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering holder of Notes (i) irrevocably sells, assigns and transfers to USF&G, all right, title and interest in and to all the Notes tendered thereby and (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Note and the Indenture under which the Notes were issued), (iii) releases and discharges USF&G and St. Paul from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes including without limitation any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to
(a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to USF&G, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from USF&G, except as agent for USF&G, for the purchase price for any tendered Notes that are purchased by USF&G), all in accordance with the terms of the Offer.

       All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Notes will be resolved by USF&G, whose determination will be final and binding. USF&G reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for USF&G, be unlawful. USF&G also reserves the absolute right to waive any condition to the Offer and any irregularities or conditions of tender as to particular Notes. USF&G's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as USF&G shall determine. USF&G and the Depositary shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

       LETTERS OF TRANSMITTAL AND NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR NOTES TO USF&G OR ST. PAUL.

       THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING ACCEPTANCES OR LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION DATE.

GUARANTEED DELIVERY PROCEDURES

       DTC Participants. A DTC Participant who wishes to cause its Notes to be tendered, but who cannot transmit its acceptance through ATOP prior to the Expiration Date, may cause a tender to be effected if:

       (a) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program; and

       (b) prior to 12:00 a.m., New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

       (c) Book-Entry Confirmation of the transfer into the Depositary's account at DTC, and all other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

       Record Holders. A record holder who wishes to tender its Notes but (x) whose Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (y) who cannot deliver its Notes, the Letter of Transmittal, or any other required documents, to the Depositary prior to the Expiration Date, may effect a tender if:

       (a)   the tender is made by or through an Eligible Institution; and

       (b) prior to 12:00 a.m., New York City time, on the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

       (c) a properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Notes in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

       Under no circumstances will interest be paid by USF&G by reason of any delay in making payment to any person using the guaranteed delivery procedures described above.

WITHDRAWAL RIGHTS

       Tenders of Notes (or any portion of such Notes in integral multiples of $1,000 principal amount at maturity) may be withdrawn at any time prior to the Expiration Date.

       Notes held through DTC. A DTC Participant who has transmitted its acceptance through ATOP in respect of Notes held through DTC may, prior to the Expiration Date, withdraw the instruction given thereby by (i) withdrawing its acceptance through ATOP, or (ii) delivering to the Depositary by mail, hand delivery or facsimile transmission of notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount of Notes to which such withdrawal relates and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such notice of withdrawal by the Depositary.

       Notes held by Record Holders. A holder may withdraw its tender of Notes, prior to the Expiration Date, by delivering to the Depositary by mail, hand delivery or facsimile transmission of notice of withdrawal. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount at maturity represented by such Notes and (iii) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer in a form acceptable to USF&G, in its sole discretion and
(y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

       All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Notes being withdrawn are held for the account of an Eligible Institution.

       A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A holder or DTC Participant may withdraw a tender only if such withdrawal complies with the provisions of this Offer to Purchase.

       A withdrawal of an instruction previously given pursuant to the transmission of an acceptance through ATOP or a withdrawal of a tender by a holder may be rescinded only by (i) a new transmission of acceptance through ATOP, or (ii) execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

                CERTAIN INFORMATION CONCERNING USF&G AND ST. PAUL

USF&G

       USF&G is a holding company with assets of $15.8 billion whose principal subsidiaries are engaged in underwriting property and casualty insurance and life insurance/annuities. Property and casualty insurance is written primarily by United States Fidelity and Guaranty Company, founded in 1896, and is sold principally through independent agents supported by USF&G Company's underwriting, marketing, administrative and claim services offices located throughout the United States. Life insurance and annuities are written primarily by Fidelity and Guaranty Life Insurance Company, founded in 1959, and are sold throughout the United States through independent agents, managing general agents and regional and national brokerage firms. As a result of the Merger, USF&G became a wholly owned subsidiary of St. Paul on April 24, 1998. USF&G's principal offices are located at 6225 Centennial Way, Baltimore, Maryland 21209, and its telephone number is (410) 547-3000.

ST. PAUL

       St. Paul and its subsidiaries comprise one of the oldest insurance organizations in the United States, dating back to 1853. St. Paul is a management company principally engaged, through its subsidiaries, in property and casualty insurance and reinsurance underwriting. St. Paul also has operations in the asset management-investment banking industry through its majority ownership of The John Nuveen Company. As a management company, St. Paul oversees the operations of its subsidiaries and provides them with capital, management and administrative services. St. Paul's executive offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and its telephone number is
(612) 310-7911.


                               RECENT DEVELOPMENTS

THE MERGER

       On April 24, 1998, pursuant to the terms of an Agreement and Plan or Merger, dated as of January 19, 1998, and as amended through February 26, 1998, among St. Paul, Sub and USF&G, the Merger was consummated with USF&G becoming a wholly owned subsidiary of St. Paul. In connection with the Merger, each outstanding share of USF&G Common Stock (other than shares held by USF&G and shares held by St. Paul or any direct or indirect wholly owned subsidiary of St.
Paul) was converted into 0.2821 (or, after giving effect to the stock split described below, 0.5642) of a share of St. Paul Common Stock.

THE STOCK SPLIT

       At their annual meeting on May 5, 1998 the shareholders of St. Paul approved a proposal to increase the number of authorized shares of St. Paul Common Stock. Thereafter, the Board of Directors of St. Paul declared a two-for-one stock split (issuing one additional share of St. Paul Common Stock for each outstanding share of St. Paul Common Stock) on shares of St. Paul Common Stock held of record as of May 6, 1998. As a consequence, the Notes, after giving effect to the two-for-one stock split, are convertible at a conversion rate of 16.6434 shares of St. Paul Common Stock per $1,000 principal amount at maturity of Notes.

          ADJUSTMENT TO CONVERSION PRICE; JOINT AND SEVERAL OBLIGATION

       Prior to the consummation of the Merger, the Notes were convertible into shares of USF&G Common Stock at a conversion rate of 29.499 shares of USF&G Common Stock per $1,000 principal amount at maturity of Notes. Upon consummation of the Merger, pursuant to adjustment mechanisms contained in the Indenture, the Notes became, and are currently, convertible into shares of St. Paul Common Stock at a conversion rate (after giving effect to the stock split) of 16.6434 shares of St. Paul Common Stock per $1,000 principal amount at maturity of Notes. In connection with the Merger, St. Paul agreed to be jointly and severally liable with USF&G for the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes when due and all other monetary obligations of USF&G under the Indenture and the Notes. The obligations of St. Paul in respect of the Notes shall be subordinate and junior in right of payment to the Senior Debt (as defined in the Indenture) of St. Paul to the same extent and in the same manner that the Notes are subordinate and junior in right of payment to the Senior Debt of USF&G pursuant to the Indenture. The assumption by St. Paul of payment obligations in respect of the Notes will be deemed to be a third-party beneficiary agreement for the benefit of the holders of the Notes.

                           SOURCES AND AMOUNT OF FUNDS

       The precise amount of funds required by USF&G to purchase Notes tendered pursuant to the Offer and to pay the fees and expenses related to the Offer will not be known until the Expiration Date. If all outstanding Notes were tendered and purchased, the aggregate amount of funds required to pay the Repurchase Price would be approximately $108,767,000. Because the price being offered by USF&G per $1,000 principal amount at maturity of Notes (in accordance with the terms of the Notes) is currently less than the current market value of the shares of St. Paul Common Stock issuable upon the conversion of such Notes, it is not currently expected that holders of a substantial principal amount at maturity of Notes will accept the Offer and tender their Notes. As a consequence, USF&G does not expect that a significant amount of funds will be required to purchase Notes tendered and accepted pursuant to the Offer. USF&G expects that any funds required to purchase tendered Notes will be available from working capital. If additional funds are required to purchase Notes accepted pursuant to the Offer, USF&G intends to obtain such funds from one or more additional sources of financing which may include working capital, loans from affiliates (including St. Paul) and/or loans from banks or other traditional third party sources of financing under new or existing loan or credit agreements.

                            MARKET PRICE INFORMATION

THE NOTES

       There is no established trading market for the Notes.

       HOLDERS CONTEMPLATING ACCEPTING THE OFFER ARE URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE ACCEPTING THE OFFER.

ST. PAUL COMMON STOCK

       St. Paul Common Stock is listed and traded on the NYSE under the symbol "SPC". The following table sets forth the high and low sales prices per share of St. Paul Common Stock reported on the NYSE Composite Tape, for the periods indicated, as adjusted for a two for one stock split on shares of St. Paul Common Stock held of record as of May 6, 1998.


                                                                St. Paul
                                                              Common Stock
                                                             --------------
                                                               High     Low
                                                              ------   ------
1996
  First Quarter............................................  30 1/4     26 3/4
  Second Quarter...........................................  28 1/8     25 1/16
  Third Quarter............................................  27 15/16   25 5/16
  Fourth Quarter...........................................  30 3/8     26 3/4

1997
  First Quarter............................................  36 5/16    28 13/16
  Second Quarter...........................................  40 1/8     31 1/2
  Third Quarter............................................  41 13/32   36 9/32
  Fourth Quarter...........................................  42 3/4     38 3/4

1998
  First Quarter............................................  47 3/16    37 5/16
  Second Quarter (through May 14, 1998)....................  45 3/8     39 15/16

       On May 14, 1998, the closing sales price of the St. Paul Common Stock, as reported on the NYSE Composite Tape, was $44 per share.


       HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE ST. PAUL COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER OR THE CONVERSION OF THE NOTES.

                   SELECTED UNAUDITED HISTORICAL AND PRO FORMA
                             COMBINED FINANCIAL DATA

       The following tables are being provided to assist you in your analysis of the Offer and present selected historical financial and operating data of St. Paul and USF&G and selected unaudited pro forma combined financial and operating data after giving effect to the Merger as a "pooling of interests." St. Paul's and USF&G's selected historical data for each of the three years in the period ended December 31, 1997 and St. Paul's selected historical data for the three month periods ended March 31, 1998 and March 31, 1997 have been derived from financial statements filed with the Commission. You should be aware that the pro forma combined financial data are presented for illustrative purposes only and are not necessarily an indication of the financial position or operating results that would have occurred if the Merger had been completed at such times or that will occur upon consummation of the Merger. The pro forma combined financial data do not give effect to any cost saving which may result from the integration of St. Paul's and USF&G's operations, nor do they consider any reorganization costs that are expected to occur as a result of the Merger. Additionally, the pro forma combined income statement data do not include any transaction costs relating to the Merger. The following selected financial data should be read in conjunction with the related historical and pro forma combined financial statements and notes thereto incorporated by reference herein.

                                    ST. PAUL
           SELECTED UNAUDITED HISTORICAL FINANCIAL AND OPERATING DATA

                                                 AS OF OR FOR THE THREE
                                                   MONTHS ENDED MARCH 31,             AS OF OR FOR THE YEAR ENDED DECEMBER 31
                                                 -----------------------------   ----------------------------------------------
                                                      1998            1997            1997            1996            1995
                                                 -------------   -------------   -------------   --------------  --------------
                                                             (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

INCOME STATEMENT DATA:
Premiums earned................................  $      1,115    $      1,171    $      4,616    $       4,448    $      3,971
Net investment income..........................           219             219             886              807             741
Realized gains.................................            45              95             408              219              85
Asset management-investment banking............            71              59             262              220             221
                                                           17              13              47               40              38
Other..........................................  -------------   -------------   -------------   --------------  --------------
   Total revenues  ............................         1,467           1,557           6,219            5,734           5,056
Insurance losses and loss adjustment expenses..           811             869           3,345            3,318           2,864
Policy acquisition, operating and
    administrative expenses....................           463             443           1,855            1,717           1,523
                                                           39              53             246              141             131
Income tax expense.............................  -------------   -------------   -------------   --------------  --------------
                                                  $       154     $       192     $       773     $        558     $       538
   Income from continuing operations...........  -------------   -------------   -------------   --------------  --------------
Income from continuing operations per
common
    share(1)...................................   $      0.83     $      1.05     $      4.20     $       3.06     $      2.94
Cash dividends declared per common share(2)       $      0.25     $      0.24     $      0.94     $       0.88     $      0.80

BALANCE SHEET DATA:
Total assets...................................   $    21,127     $    20,390     $    21,501     $     20,681     $    18,519
Total debt.....................................           655             708             783              689             697
Company-obligated mandatorily redeemable
   preferred securities of St. Paul Capital
   L.L.C.                                                 207             207             207              207             207
Net change in unrealized gains on
   investments and foreign currency............            61            (203)             59                9             617
Shareholders' equity...........................         4,819           3,904           4,627            4,004           3,730
Book value per common share(2).................   $     28.58           23.26     $     27.53     $      23.97     $     22.15
Number of common shares outstanding(2).........   168,050,000     167,050,000     167,455,600      166,396,822     167,951,728

PROPERTY/LIABILITY INSURANCE:
GAAP underwriting result.......................   $       (61)    $       (51)    $      (180)    $       (216)    $      (103)
Statutory combined ratio:(3)
   Loss and loss expense ratio.................          72.8            74.2            72.5             74.6            72.1
   Underwriting expense ratio..................          34.7            33.3            32.6             30.9            29.7
                                                  -----------     -----------     -----------     ------------     -----------
   Combined ratio..............................         107.5           107.5           105.1            105.5           101.8
                                                  -----------     -----------     -----------     ------------     -----------

---------------------------
(1) Income from continuing operations per common share for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128
(2) Adjusted to reflect the two-for-one stock split on shares of St. Paul Common Stock held of record as of May 6, 1998.
(3)  The combined ratio is not derived from the GAAP financial statements.

                                      USF&G
           SELECTED UNAUDITED HISTORICAL FINANCIAL AND OPERATING DATA

                                                                  AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------
                                                              1997                 1996                 1995
                                                        ---------------      ---------------      ---------------
                                                               (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

INCOME STATEMENT DATA:
Premiums earned.....................................      $       2,682       $        2,731       $       2,666
Net investment income...............................                691                  705                 733
Realized gains......................................                 15                   44                   7
                                                                     16                   18                  53
Other...............................................           --------             --------             -------
  Total revenues  ..................................              3,404                3,498               3,459
Insurance losses and loss adjustment expenses
  and policy benefits...............................              2,071                2,181               2,178
Policy acquisition, operating and administrative
  expenses..........................................              1,062                1,058               1,086

Income tax expense (benefit)........................                 77                   (2)                (14)

  Income from continuing operations.................      $         194                  261                 209
                                                           ------------
Income from continuing operations per common                       1.63                 1.95                1.53
  share(1)..........................................      $                   $                    $
Cash dividends declared per common share............      $        0.26       $         0.20       $        0.20

BALANCE SHEET DATA:
Total assets........................................      $      15,819       $       14,407       $      14,651
Total debt..........................................                521                  482                 607
Company-obligated mandatorily redeemable
  preferred securities of USF&G Capital
  Trusts............................................                296                  100                   0
Net change in unrealized gains on investments
  and foreign currency..............................                105                 (209)                418
Shareholders' equity................................              2,077                1,969               1,984
Book value per common share.........................      $       17.84       $        15.48       $       14.68
Number of common shares outstanding.................        116,402,199          114,240,489         119,606,095

PROPERTY/LIABILITY INSURANCE:
GAAP underwriting result............................      $         (99)      $         (167)      $        (156)
Statutory combined ratio:  (2)
   Loss and loss expense ratio......................               70.5                 72.1                72.4
   Underwriting expense ratio.......................               32.8                 33.5                33.4
                                                        ---------------      ---------------      --------------
   Combined ratio...................................              103.3                105.6               105.8
                                                        ---------------      ---------------      --------------

---------------------------
(1) Income from continuing operations per common share for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128
(2)  The combined ratio is not derived from the GAAP financial statements.

                               ST. PAUL AND USF&G
       SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA



                                                     FOR THE THREE MONTHS ENDED
                                                             MARCH 31,                 FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------  ---------------------------------------------
                                                        1998        1997           1997          1996       1995
                                                     ----------   ---------      ---------    ---------   ---------
                                                               (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

INCOME STATEMENT DATA:
Premiums earned......................................$    1,782    $  1,840     $  7,298     $  7,179    $  6,637
Net investment income................................       397         391        1,577        1,512       1,474
Realized gains.......................................        50          95          423          263          92
Asset management-investment banking..................        71          59          262          220         221
                                                             24          17           63           58          91
Other................................................ ---------   ---------    ---------    ---------   ---------
  Total revenues from continuing operations..........     2,324       2,402        9,623        9,232       8,515
Insurance losses and loss adjustment expenses and
  policy benefits....................................     1,331       1,385        5,370        5,466       5,010
Policy acquisition, operating and administrative
  expenses...........................................       743         708        2,917        2,775       2,609
                                                             56          72          339          151         128
Income tax expense................................... ---------   ---------    ---------    ---------   ---------
                                                      $     194    $    237     $    997      $   840     $   768
   Income from continuing operations................. ---------   ---------    ---------    ---------   ---------

Income from continuing operations per common
  share(1)(2)........................................ $    0.77    $   0.94     $   3.96      $  3.26     $  2.96
Cash dividends declared per common share............. $    0.25    $   0.24     $   0.94      $  0.88     $  0.80



                                                                  AS OF THE
                                                                THREE MONTHS       AS OF THE YEAR ENDED DECEMBER 31,
                                                                    ENDED       ---------------------------------------
                                                                MARCH 31, 1998         1997          1996            1995
                                                               ---------------      ---------     ---------       --------
                                                                          (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

BALANCE SHEET DATA:
Total assets.................................................    $      37,063   $     37,365   $    35,151   $     33,243
Total debt...................................................            1,142          1,304         1,171          1,304
Company-obligated mandatorily redeemable preferred
  securities of Subsidiaries.................................              503            503           307            207
Net change in unrealized gains on investments and foreign
  currency...................................................               53            164          (200)         1,035
Shareholders' equity.........................................            6,846          6,586         5,853          5,572
Book value per common share(2)...............................    $       29.13   $      28.18  $      24.42   $      22.72
Number of common shares outstanding(2).......................      234,488,833    233,129,721   230,851,306    235,433,487

PROPERTY/LIABILITY INSURANCE:
GAAP underwriting result.....................................    $         (94)  $       (233) $       (350)  $       (227)
Statutory combined ratio:  (3)
  Loss and loss expense ratio................................             72.3           71.1          73.2           71.7
                                                                          34.6           32.7          31.9           31.1
  Underwriting expense ratio.................................    -------------   ------------   -----------    -----------
  Combined ratio.............................................            106.9          103.8         105.1          102.8
                                                                 -------------   ------------   -----------    -----------



---------------------------

(1) Income from continuing operations per common share for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128
(2) Adjusted to reflect an exchange ratio in the Merger equal to 0.5642 and to reflect the two-for-one Stock Split on shares of St. Paul Common Stock held of record as of May 6, 1998.
(3) The combined ratio is not derived from the GAAP financial statements.


                               ST. PAUL AND USF&G
              Notes to Selected Unaudited Historical and Pro Forma
                             Combined Financial Data

1.  DESCRIPTION OF TRANSACTIONS AND BASIS OF PRESENTATION

    The Merger Agreement provided that each share of USF&G Common Stock be converted into and become the right to receive Merger consideration as determined by the Exchange Ratio. For purposes of the selected unaudited pro forma combined financial data, the Exchange Ratio of 0.5642 has been used.

2.  RECLASSIFICATIONS

    Certain items in USF&G's historical financial statements have been reclassified to conform to St. Paul's presentation.

    St. Paul sold its insurance brokerage operation, Minet, in April 1997. St. Paul's historical financial data for all periods presented reflect Minet as a discontinued operation.

3.  PER COMMON SHARE DATA

    The proforma combined per common share data has been computed based on the combined historical income from continuing operations as adjusted for retroactive changes in certain accounting methods of both companies in order to achieve conformity on the combined historical weighted average common shares outstanding. For purposes of this calculation, USF&G's weighted average common shares outstanding were multiplied by the assumed Exchange Ratio.

    Income from continuing operations per common share data for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128.

4.  LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

    Liabilities for unpaid losses and loss adjustment expenses related to workers' compensation coverages were discounted to present value in the historical financial statements of USF&G. The St. Paul did not discount workers' compensation reserves. On a combined basis, St. Paul and USF&G will discount certain workers' compensation reserves using an interest rate of up to four percent. Accordingly, the pro forma adjustments for all periods presented include a reduction in insurance losses and loss adjustment expenses to conform the accounting policies of both companies. Those pro forma adjustments to the combined income statement data for the years ended December 31, 1997, 1996 and 1995 are $46 million, $33 million and $32 million, respectively.

5.  ADJUSTMENTS TO RECORD ANTICIPATED TRANSACTION COSTS

    Transaction costs of the Merger, representing investment banker and other professional fees, are expected to be approximately $28 million. The selected unaudited pro forma combined income statement data do not reflect these charges. The selected unaudited pro forma combined balance sheet data reflects these charges.

6.  INCOME TAXES

    The income tax effect of adjustments made to the Selected Unaudited Pro Forma Combined Financial Data were calculated using St. Paul's statutory rate of 35%.

7.  STOCK SPLIT

    Historical per share data for St. Paul and pro forma combined per share data has been adjusted to reflect the two-for-one stock split of St. Paul Common Stock held of record as of May 6, 1998.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is for general information only and is based on the federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of federal income taxation which may be relevant to any particular holder of the Notes in light of such holder's individual investment circumstances or to certain types of holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and foreign taxpayers), nor does it address specific state, local or foreign tax consequences. This summary assumes that the holders of the Notes have held their Notes as "capital assets" under the Internal Revenue Code of 1986, as amended (the "Code"). EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

SALE OF NOTES PURSUANT TO THE OFFER

    The receipt of cash by a holder of the Notes in exchange for the Notes will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Such holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received (other than in respect of accrued interest) and (ii) such holder's adjusted tax basis in the Notes. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term gain or loss if such holder has held such Notes for more than one year. Long-term capital gain of an individual holder who is a citizen or resident of the United States will be subject to a maximum tax rate of 28% in respect of Notes held for more than one year. The maximum tax rate is reduced to 20% in respect of Notes held for more than eighteen months.

    The payment of accrued interest with respect to a Note generally will be treated as ordinary income.

    An exception to the capital gain treatment described above applies to a holder who holds a Note with a "market discount." Market discount is the amount by which the holder's basis in the Note immediately after its acquisition is exceeded by "revised issue price" of the Note (which is generally equal to the issue price of the Note plus the amount of "original issue discount" (as defined in the Code) that has accrued on the Note since its issuance). (However, a Note will be considered to have no market discount if such excess is less than 1/4 of 1% of the stated redemption price of the Note at maturity multiplied by the number of complete years from the holder's acquisition date of the Note to its maturity date.) The gain realized by the holder of a market discount Note on its purchase by USF&G will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) from the holder's acquisition date to the date of sale, unless the holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

RETENTION OF NOTES

         Although the matter is not entirely free from doubt, holders who retain their Notes should not recognize any gain or loss by reason of St. Paul's agreement to be jointly and severally liable with USF&G for the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes when due and all other monetary obligations under the terms of the Notes and the Indenture.

                                 THE DEPOSITARY

    The Depositary for the Offer is The Chase Manhattan Bank. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to one of the addresses or telephone numbers set forth on the last page of this Offer to Purchase. Requests for information or additional copies of the Offer to Purchase and the related Letter of Transmittal should be directed to the Depositary.

    USF&G will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses. USF&G will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws.

    Brokers, dealers, commercial banks and trust companies will be reimbursed by USF&G for customary mailing and handling expenses incurred by them in forwarding material to their customers. USF&G will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.

                                  MISCELLANEOUS

    USF&G is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If USF&G becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, USF&G will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, USF&G cannot comply with any such applicable laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of the Notes residing in such jurisdiction.

    The Letter of Transmittal, properly completed and duly executed, together with certificates evidencing Notes and any other required documents should be sent or delivered by holders of Notes or their broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

    The Depositary for the Offer is:

                            THE CHASE MANHATTAN BANK


       By Courier:            By Registered Mail:              By Hand:
       ----------             ------------------               -------
Chase Bank of Texas, N.A.   Chase Bank of Texas, N.A.   The Chase Manhattan Bank
Corporate Trust Services    Corporate Trust Services  Corporate Trust-Securities
1201 Main Street, 18th floor    P O Box 219052               Window
    Dallas, TX 75202          Dallas, TX 75221-9053         55 Water Street
                                                        Room 234, North Building
                                                           New York, NY 10041

                          By Facsimile: (214) 672-5932
             Confirm by Telephone: (214) 672-5678 or (212) 946-3487

    Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Depositary at one of its telephone numbers set forth above.